EXHIBIT 99.1

Legacy Reserves LP Announces First Quarter 2009 Results

MIDLAND, Texas, May 6, 2009 (GLOBE NEWSWIRE) -- Legacy Reserves LP ("Legacy") (Nasdaq:LGCY) today announced first quarter results for 2009. This unaudited financial information is preliminary and is subject to adjustments in connection with the final unaudited financial statements to be released on or about May 8, 2009 within Legacy's Quarterly Report on Form 10-Q.

A summary of selected financial information follows. For complete financial statements, please see accompanying tables.

 ---------------------------------------------------------------------
                                              Three Months Ended
                                         -----------------------------
                                         March 31, Dec. 31,  March 31,
                                         -----------------------------
                                            2009     2008      2008
 ---------------------------------------------------------------------
                                             (dollars in millions)

 Production (Boe/d)                          8,322     8,553     6,813
 Revenue                                     $23.1     $34.4     $48.8
 Expenses                                    $34.7    $124.6     $24.8
 Operating income (loss)                    ($11.6)   ($90.2)    $24.0
 Unrealized gain (loss) on commodity
  derivatives                                 $0.5    $230.4    ($34.0)
 Net income (loss)                            $3.5    $127.1    ($21.1)
 Adjusted EBITDA (*)                         $24.8     $17.7     $27.1
 Distributable Cash Flow (*)                 $14.9      $0.3     $22.3
 ---------------------------------------------------------------------
 * Non-GAAP financial measure, see Adjusted EBITDA table at the end of this press release

Highlights of the first quarter of 2009 compared to the fourth quarter of 2008:

 * Production decreased 3% to 8,322 Boe per day from 8,553 Boe per day as a result of the reduction in development capital expenditures to $4.8 million from $14.5 million in the prior quarter along with downtime related to third party gas plant maintenance in the Texas Panhandle.

 * Combined realized prices were $30.79 per Boe, down 30% from
   $43.73 per Boe in the fourth quarter.  Oil prices were $35.79 per barrel compared to $54.53 per barrel, while natural gas prices declined to $3.62 per Mcf from $4.77 per Mcf.  Oil price differentials to WTI widened to $7.42 per barrel from $4.22 per barrel in the fourth quarter due to high oil storage levels at
   Cushing, Oklahoma and low refinery utilization related to the economic slowdown.

 * Oil, NGL and natural gas sales were $23.1 million, a 33% decline from $34.4 million due to the decline in combined prices and decline in production rate.

 * Commodity derivative cash settlements were $19.0 million compared to $1.4 million due to the commodity price decline, higher hedged commodity prices of $56.13 per Boe compared to $45.54 per Boe and a higher percentage of hedged production at 71% compared to 64%
   in the fourth quarter.

 * Production expenses decreased to $10.5 million, or $14.07 per Boe, from $12.2 million, or $15.49 per Boe.

 * Adjusted EBITDA increased 40% to $24.8 million from $17.7 million primarily due to the impact of our commodity derivatives compared to the fourth quarter when we had $7.1 million of oil hedge settlement lag effect.

 * Distributable cash flow increased to $14.9 million from $0.3 million as a result of our $19.0 million of commodity derivative settlements and reduced development capital expenditures.

Comparisons of the first quarter of 2009 results to the first quarter of 2008 follow:

 * Production increased 22% to 8,322 Boe per day from 6,813 Boe per day as a result of approximately $218 million of 2008
   acquisitions and $32.8 million of development capital
   expenditures in 2008.

 * Combined realized prices were $30.79 per Boe down 61% from
   $78.69 per Boe.  Oil prices were $35.79 per barrel compared to
   $95.12 per barrel, while natural gas prices declined to $3.62 per
   Mcf from $8.73 per Mcf.

 * Oil, NGL and natural gas sales were $23.1 million, a 53% decline from $48.8 million due to lower commodity prices in the period, partially offset by higher production volumes.

 * Commodity derivative cash settlements were $19.0 million compared to a $6.8 million loss due to the decline in commodity prices year over year.

 * Production expenses were $10.5 million, or $14.07 per Boe, compared to $9.0 million, or $14.51 per Boe, due to the acquisition of properties and growth in well count.

 * Adjusted EBITDA decreased 8% to $24.8 million from $27.1 million due primarily to the decline in oil and natural gas sales, partially offset by higher commodity derivatives settlements.

 * Development capital expenditures were $4.8 million; increased from $3.0 million.

 * Distributable cash flow decreased 33% to $14.9 million from
   $22.3 million as a consequence of lower adjusted EBITDA, higher cash interest expense and higher development capital expenditures.

Cary Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, said, "We delivered strong first quarter production against the headwind of lower oil and natural gas prices. I am pleased with the continued cost containment response of our operating team which was primarily responsible for a decrease of production costs to $14.07 per Boe in the first quarter of 2009 from $15.49 per Boe in the fourth quarter of 2008. Given current oil, NGL and natural gas prices, we expect production and capital costs to continue to decline in 2009."

Distribution Policy

Mr. Brown continued, "Our Board of Directors has decided to maintain our current quarterly distribution level of $0.52 for the first quarter. Our distributable cash flow was $0.48 per unit. We hedged 71% of our production in the first quarter, and the settlement of our commodity hedges contributed $19.0 million to our adjusted EBITDA. We expect our cash flow from production and our hedges to support our 2009 distribution and our borrowing base. In an effort to improve distribution coverage and liquidity for the remainder of the year, the board approved a reduction in our capital budget to $10.7 million from $20 million. With respect to any future distributions, we continue to review our distribution policy to maintain liquidity given the volatile commodity price and capital markets environment."

Credit Facility Extension

Steven Pruett, President and Chief Financial Officer, commented on the extension of Legacy's Credit Agreement, "On March 27th, we announced the extension credit facility and the reduction in our borrowing base to $340 million from $410 million in the fall. The extension in maturity to April 1, 2012 from the original maturity of March 16, 2010, resulted in $4.3 million of upfront fees that were paid in the first quarter but will be expensed over the life of the facility. The LIBOR interest rate margin ranges from 2.25% to 3.0% which is 0.75% higher than the previous Credit Agreement. The commitment fee on unused capacity has been increased to 0.5% from 0.375% previously. We have $300 million of debt drawn on our credit facility as of today, leaving $40 million of availability."

Take Private Offer

On April 3, 2009, Legacy's Board of Directors announced the receipt of a proposal from Apollo Management VII, LP to acquire all of the outstanding units of Legacy Reserves LP at a cash purchase price of $14.00 per unit, subject to adjustment for any distributions paid to the Partnership's limited partners. The Conflicts Committee of the Board of Directors has not made any decision with respect to the proposal. There can be no assurance that any definitive offer will be made, an agreement will be executed, or that any transaction will be approved or consummated.

Net Income

Net income for the first quarter of 2009 was $3.5 million, which was impacted by impairment of approximately $1.2 million due to lower natural gas prices than compared to year-end 2008. We had $0.5 million of unrealized gains on commodity derivatives in the first quarter. In the fourth quarter of 2008, we reported net income of $127.1 million, which included $230.4 million of unrealized gains on commodity derivatives, losses from impairment of $76.5 million and depletion, depreciation and amortization of $30.1 million.

Commodity Derivatives

We have entered into the following fixed price swaps for oil and natural gas to help mitigate the risk of changing commodity prices. As of May 6, 2009, we had entered into swap agreements to receive average NYMEX West Texas Intermediate oil and Henry Hub, Waha and ANR-Oklahoma natural gas prices as summarized below starting with April 2009 through December 2013:

                     Annual         Average          Price
 Calendar Year  Volumes (Bbls)   Price per Bbl    Range per Bbl
 ------------- ---------------- --------------- ------------------
 Apr-Dec 2009         1,117,920   $       82.82   $61.05 - $140.00
 2010                 1,397,973   $       82.37   $60.15 - $140.00
 2011                 1,155,712   $       88.07   $67.33 - $140.00
 2012                   969,812   $       81.28   $67.72 - $109.20
 2013                   240,000   $       82.00       $82.00

                                    Average          Price
 Calendar Year  Volumes (MMBtu) Price per MMBtu  Range per MMBtu
 ------------- ---------------- --------------- ------------------
 Apr-Dec 2009         2,379,340   $        7.94    $6.85 - $9.29
 2010                 2,840,859   $        7.87    $6.85 - $9.73
 2011                 2,127,316   $        8.01    $6.85 - $8.70
 2012                 1,579,736   $        8.02    $6.85 - $8.70

Additionally, we have entered into a NYMEX WTI derivative collar contracts with the following attributes:

                    Annual         Average           Average
 Calendar Year   Volumes (Bbl)    Put ($/Bbl)      Call ($/Bbl)
 ------------- ---------------- --------------- ------------------
 Apr-Dec 2009            56,800   $      120.00   $         156.30
 2010                    71,800   $      120.00   $         156.30
 2011                    68,300   $      120.00   $         156.30
 2012                    65,100   $      120.00   $         156.30

The agreements provide for monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

We have entered into natural gas basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our Permian Basin natural gas sales follow Waha more closely than the NYMEX Henry Hub natural gas index. The basis swaps thereby provide a better correlation between our natural gas sales and the derivative settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX-Waha basis swaps currently in place for production months through December 31, 2010:

 Waha Basis Swaps               Annual            Basis Differential
 Calendar Year              Volumes (MMBtu)           per MMBtu
 ----------------------  ---------------------  ----------------------
 Apr-Dec 2009                         990,000    $              (0.68)
 2010                               1,200,000    $              (0.57)

In December 2008, we entered into additional basis swaps for our Texas Panhandle and Oklahoma natural gas whose price tracks ANR-Oklahoma more closely than Henry Hub. The table below summarizes our NYMEX - ANR-Oklahoma basis swaps:

 ANR-OK Basis Swaps             Annual            Basis Differential
 Calendar Year              Volumes (MMBtu)           per MMBtu
 ----------------------  ---------------------  ----------------------
 Apr-Dec 2009                         360,000    $              (1.09)
 2010                                 480,000    $              (0.87)

In 2007, we entered into NGL swaps to hedge the impact of volatility in the spot prices of NGLs. The commodity prices covered by these swaps are the spot prices for ethane, propane, iso-butane, normal butane and natural gasoline reported on the Mont Belvieu, Non-Tet OPIS exchange. The following table summarizes, for the periods indicated, our Mont Belvieu, Non-Tet OPIS NGL swaps currently in place for production months through December 2009.

                            Annual           Average         Price
 Calendar Year           Volumes (Gal)    Price per Gal     per Gal
 ---------------------  --------------   ---------------   ---------
 Apr-Dec 2009               1,699,110    $         1.15    $   1.15

Legacy enters into derivative transactions with unaffiliated third parties with respect to oil, NGL and natural gas prices to achieve more predictable cash flows and to reduce its exposure to short-term fluctuations in oil, NGL and natural gas prices. These derivative instruments are accounted for in accordance with SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities. These instruments are intended to mitigate a portion of Legacy's price risk and may be considered hedges for economic purposes but Legacy has chosen not to designate them as cash flow hedges for accounting purposes. Therefore, all derivative instruments are recorded on the balance sheet at fair value which requires us to mark our future derivatives positions to market each quarter resulting in unrealized gains or losses, which impact reported net income. Unrealized gains or losses represent current period mark-to-market adjustments for commodity derivatives which will be settled in future periods. Unrealized gains or losses result in a non-cash impact on earnings and do not affect our ability to make our expected cash distributions. The majority of our derivative instruments now in place are in the form of swaps of floating prices for fixed prices paid by the counterparty.

Quarterly Report on Form 10-Q

The condensed consolidated financial statements and related footnotes will be available in our March 31, 2009 Form 10-Q, which will be filed on or about May 8, 2009.

Conference Call

As announced on April 28, 2009, Legacy Reserves LP will host a teleconference and webcast to discuss Legacy's results on Thursday, May 7, 2009 at 10:00 a.m. (Central Time). Those wishing to participate in the conference call should dial 888-219-1217. A replay of the call will be available through 5:00 pm Central Time Monday, May 11, 2009, by dialing 719-457-0820 or 888-203-1112 and entering code 1126450. Those wishing to listen to the live or archived webcast via the internet should go to the Investor Relations tab of Legacy's website (www.LegacyLP.com).

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin and Mid-continent regions of the United States. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3201

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in the 2008 Annual Report on Form 10-K filed March 6, 2009 (File No. 001-33249). Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                        LEGACY RESERVES LP
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           (UNAUDITED)

                                            Three Months Ended
                                       -------------------------------
                                       March 31,  Dec. 31,   March 31,
                                       ---------  ---------  ---------
                                         2009       2008       2008
                                       ---------  ---------  ---------
                                   (In thousands, except per unit data)
 Revenues:
  Oil sales                             $ 16,465   $ 25,573   $ 36,049
  Natural gas liquids sales (NGL)          2,069      2,548      3,502
  Natural gas sales                        4,525      6,296      9,236
                                       ---------  ---------  ---------
   Total revenues                         23,059     34,417     48,787
                                       ---------  ---------  ---------
 Expenses:
  Oil and natural gas production          12,002     13,177      9,528
  Production and other taxes               1,353      2,058      2,469
  General and administrative               3,368      2,524      3,018
  Depletion, depreciation,
   amortization and accretion             16,621     30,102      9,617
  Impairment of long-lived assets          1,156     76,495        104
  Loss on disposal of assets                 208        211         48
                                       ---------  ---------  ---------
   Total expenses                         34,708    124,567     24,784
                                       ---------  ---------  ---------
   Operating income (loss)               (11,649)   (90,150)    24,003

 Other income (expense):
  Interest income                              1         12         55
  Interest expense                        (4,259)   (13,989)    (4,178)
  Equity in income (loss) of
   partnerships                               (2)       (26)        42
  Realized and unrealized gain
   (loss) on oil, NGL and natural gas
   swaps and oil collar                   19,505    231,816    (40,793)
  Other                                        4        144        (16)
                                       ---------  ---------  ---------

   Income (loss) before income taxes       3,600    127,807    (20,887)

 Income taxes                               (111)       581       (210)
                                       ---------  ---------  ---------
   Income (loss) from continuing
    operations                             3,489    128,388    (21,097)

 Gain (loss) on sale of discontinued
  operation                                   --     (1,250)        --

   Net income (loss)                    $  3,489   $127,138   $(21,097)
                                       =========  =========  =========
   Income (loss) from continuing
    operations per unit - basic and
    diluted                             $   0.11   $   4.13   $  (0.71)
                                       =========  =========  =========
   Gain (loss) on discontinued
    operation per unit - basic and
    diluted                             $     --   $  (0.04)  $     --
                                       =========  =========  =========
   Net income (loss) per unit -
    basic and diluted                   $   0.11   $   4.09   $  (0.71)
                                       =========  =========  =========
   Weighted average number of units
    used in computing net income per
    unit
    basic                                 31,053     31,049     29,674
                                       =========  =========  =========
    diluted                               31,067     31,059     29,674
                                       =========  =========  =========

                               LEGACY RESERVES LP
                    CONSOLIDATED BALANCE SHEET (UNAUDITED)
                              (dollars in thousands)

                                                             March 31,
                                                               2009
                                                             ---------

 ASSETS
 Current assets:
  Cash and cash equivalents                                  $   3,034
  Accounts receivable, net:
   Oil and natural gas                                          10,738
   Joint interest owners                                         7,669
   Other                                                            41
  Fair value of derivatives                                     56,279
  Prepaid expenses and other current assets                      4,523
                                                             ---------
     Total current assets                                       82,284
                                                             ---------
 Oil and natural gas properties, at cost:
 Proved oil and natural gas properties, using the
  successful efforts method of accounting                      826,323
 Unproved properties                                                78
 Accumulated depletion, depreciation and amortization         (225,029)
                                                             ---------
                                                               601,372
                                                             ---------
 Other property and equipment, net of accumulated
  depreciaton and amortization of $928                           1,742
 Operating rights, net of amortization of $1,566                 5,451
 Fair value of derivatives                                      79,151
 Other assets, net of amortization of $1,394                     5,795
 Investment in equity method investee                               14
                                                             ---------
 Total assets                                                $ 775,809
                                                             =========
 LIABILITIES AND UNITHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                                           $   1,671
  Accrued oil and natural gas liabilities                       11,147
  Fair value of derivatives                                      5,006
  Asset retirement obligation                                   29,210
  Other                                                          2,622
                                                             ---------
     Total current liabilities                                  49,656
                                                             ---------
 Long-term debt                                                300,000
 Asset retirement obligation                                    51,210
 Fair value of derivatives                                       6,819
 Other long-term liabilities                                        90
                                                             ---------

 Total liabilities                                             407,775
                                                             ---------
 Commitments and contingencies
 Unitholders' equity:
  Limited partners' equity - 31,069,339 units issued and
   outstanding at March 31, 2008                               367,917
  General partner's equity                                         117
                                                             ---------
  Total unitholders' equity                                    368,034
                                                             ---------

 Total liabilities and unitholders' equity                   $ 775,809
                                                             =========

            Selected Financial and Operating Data

                                             Three Months Ended
                                       March 31,  Dec. 31,   March 31,
                                      ---------- ---------- ----------
                                         2009       2008        2008
                                      ---------- ---------- ----------
                                   (In thousands, except per unit data)
 Revenues:
  Oil sales                             $ 16,465   $ 25,573   $ 36,049
  Natural gas liquid sales                 2,069      2,548      3,502
  Natural gas sales                        4,525      6,296      9,236
                                      ---------- ---------- ----------
   Total revenue                        $ 23,059   $ 34,417   $ 48,787
                                      ========== ========== ==========

 Expenses:
  Oil and natural gas production        $ 10,537   $ 12,189   $  8,996
  Ad valorem taxes                      $  1,465   $    988   $    532
                                      ---------- ---------- ----------
   Total oil and natural gas
    production including ad valorem
    taxes                               $ 12,002   $ 13,177   $  9,528
 Production and other taxes             $  1,353   $  2,058   $  2,469
  General and administrative            $  3,368   $  2,524   $  3,018
  Depletion, depreciation,
   amortization  and accretion          $ 16,621   $ 30,102   $  9,617

 Realized swap settlements:
  Realized gain (loss) on oil swaps     $ 14,912   $ (1,549)  $ (6,578)
  Realized gain (loss) on natural gas
   liquid swaps                         $    470   $     67   $   (721)
  Realized gain on natural gas swaps    $  3,597   $  2,907   $    532

 Production:
  Oil - barrels                              460        469        379
  Natural gas liquids - gallons            3,388      4,134      2,721
  Natural gas - Mcf                        1,249      1,320      1,058
  Total (MBoe)                               749        787        620
  Average daily production (Boe/d)         8,322      8,553      6,813

 Average sales price per unit:
  Oil price per barrel                  $  35.79   $  54.53   $  95.12
  Natural gas liquid price per gallon   $   0.61   $   0.62   $   1.29
  Natural gas price per Mcf             $   3.62   $   4.77   $   8.73
  Combined (per Boe)                    $  30.79   $  43.73   $  78.69

 Average sales price per unit
  (including realized derivative
  settlements):
  Oil price per barrel                  $  68.21   $  51.22   $  77.76
  Natural gas liquid price per gallon   $   0.75   $   0.63   $   1.02
  Natural gas price per Mcf             $   6.50   $   6.97   $   9.23
  Combined (per Boe)                    $  56.13   $  45.54   $  67.77

 NYMEX oil index prices per barrel:
  Beginning of Period                   $  44.60   $ 100.64   $  95.98
  End of Period                         $  49.66   $  44.60   $ 101.58

 NYMEX gas index prices per Mcf:
  Beginning of Period                   $   5.62   $   7.72   $   7.48
  End of Period                         $   3.78   $   5.62   $  10.10

 Average unit costs per Boe:
  Oil and natural gas production        $  14.07   $  15.49   $  14.51
  Ad valorem taxes                      $   1.96   $   1.26   $   0.86
  Production and other taxes            $   1.81   $   2.61   $   3.98
  General and administrative            $   4.50   $   3.21   $   4.87
  Depletion, depreciation,
   amortization and accretion           $  22.19   $  38.25   $  15.51

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliation of "Adjusted EBITDA" and "Distributable Cash Flow", both of which are non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measure, may be used periodically by management when discussing our financial results with investors and analysts. All such information is also available on our website under the Investor Relations link.

"Adjusted EBITDA" and "Distributable Cash Flow" should not be considered as alternatives to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus:

   *  Interest expense;
   *  Income taxes;
   *  Depletion, depreciation, amortization and accretion;
   *  Impairment of long-lived assets;
   *  (Gain) loss on sale of partnership investment;
   *  (Gain) loss on disposal of assets;
   *  Unit-based compensation expense arising from liability and equity-based awards;
   *  Equity in (income) loss of partnerships; and
   *  Unrealized (gain) loss on oil and natural gas derivatives.

Distributable Cash Flow is defined as Adjusted EBITDA less:

  *  Cash interest expense;
  *  Cash income taxes;
  *  Cash settlements of unit options; and
  *  Development capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are presented as management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of our consolidated net income (loss) to Adjusted EBITDA and Distributable Cash Flow:

 ---------------------------------------------------------------------
                                              Three Months Ended
                                       -------------------------------
                                       March 31,   Dec. 31,  March 31,
                                       ---------  ---------  ---------
                                         2009        2008      2008
                                       ---------  ---------  ---------
                                            (dollars in thousands)
 Net income (loss)                     $   3,489  $ 127,138  $ (21,097)
  Plus:
   Interest expense                        4,259     13,989      4,178
   Income taxes                              111       (581)       210
   Depletion, depreciation,
    amortization and accretion            16,621     30,102      9,617
   Impairment of long-lived assets         1,156     76,495        104
   (Gain) loss on sale of assets             (60)     1,223         --
   Equity in (income) loss of
    partnership                                2         26        (42)
   Compensation expense on LTIP and
    restricted units                        (281)      (282)       138
   Unrealized (gain) loss on oil and
    natural gas derivatives                 (526)  (230,390)    34,026
                                       ---------  ---------  ---------
 Adjusted EBITDA                       $  24,771  $  17,720  $  27,134

  Less:
   Cash interest expense                   4,955      2,859      1,837
   LTIP settlements                          176         52         --
   Development capital expenditures        4,769     14,469      2,987
                                       ---------  ---------  ---------
 Distributable Cash Flow               $  14,871  $     340  $  22,310
 ---------------------------------------------------------------------

CONTACT:  Legacy Reserves LP
          Steven H. Pruett, President and Chief Financial Officer
          432-689-5200